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                                                                    Exhibit 99.1

[AIR PRODUCTS LOGO]

                                  News Release
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Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA  18195-1501


          AIR PRODUCTS INITIATES $500 MILLION SHARE REPURCHASE PROGRAM
                  AND INCREASES QUARTERLY DIVIDEND 10 PERCENT

LEHIGH VALLEY, Pa. (March 18, 2005) - The Board of Directors of Air Products (NYSE:APD) today authorized a $500 million share repurchase program, reflecting the company's strong financial position. The Board of Directors also increased the quarterly dividend on the company's stock to 32 cents per share from 29 cents, a 10% increase.

"Air Products continues to take steps to return cash to our shareholders while investing strategically in our growth businesses to further build our leadership positions," said John P. Jones, chairman and chief executive officer. "The combination of the share repurchase and the dividend increase reflects strong earnings and cash flows driven by our stable businesses, the growth markets and geographies we serve, and our capital discipline."

The company currently expects that the majority of its share repurchase program will be completed during calendar 2005, subject to market conditions. The company plans to repurchase shares of its common stock from time to time in the open market, under a Rule 10b5-1 plan, or through negotiated or accelerated share repurchase transactions.

The dividend is payable on May 9, 2005 to shareholders of record at the close of business on April 1, 2005. It marks the 23rd consecutive year that Air Products has increased its dividend payment.

Air Products' common stock trades on the New York Stock Exchange and the Pacific Stock Exchange. The company serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $7.4 billion, operations in over 30 countries, and nearly 20,000 employees around the globe. For more information, visit www.airproducts.com.

***NOTE: This release may contain forward-looking statements. Actual results could vary materially, due to changes in current expectations.


Media Inquiries:
---------------
Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com

Investor Inquiries:
------------------
Phil Sproger tel: (610) 481-7461; e-mail: sprogepc@airproducts.com